UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

October 20, 2004

Commission	Registrant; State of Incorporation	IRS Employer
File Number	Address; and Telephone Number	Identification No.

001-09057	WISCONSIN ENERGY CORPORATION	39-1391525
(A Wisconsin Corporation)
231 West Michigan Street
P.O. Box 2949
Milwaukee, WI 53201
(414) 221-2345

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

WISCONSIN ENERGY CORPORATION

Certain statements contained herein are Forward-Looking Statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-Looking Statements may be identified by reference to a future period or periods or by the use of forward looking terminology such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "may," "objectives," "plans," "possible," "potential," "projects" or similar terms or variations of these terms. Actual results may differ materially from those set forth in Forward-Looking Statements as a result of certain risks and uncertainties, including but not limited to, changes in political and economic conditions, equity and bond market fluctuations, varying weather conditions, governmental regulation and supervision, as well as other cautionary factors described in the Management's Discussion and Analysis of Financial Condition and Results of Operations in Wisconsin Energy's Form 10-K for the year ended December 31, 2003 and other risks and uncertainties detailed from time to time in our subsequent filings with the Securities and Exchange Commission.

ITEM 2.05 COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES.

As previously reported, on September 28, 2004, Wisconsin Energy Corporation announced that it had offered an enhanced severance package to selected non-officer management employees of Wisconsin Energy and its subsidiaries who elect to voluntarily resign (the "Voluntary Separation Plan") to help reduce the upward pressure on operating expenses. We expect that at least 120 positions will be eliminated as a result of the Voluntary Separation Plan. The minimum pre-tax costs associated with benefits under the Company's plan are estimated to be approximately $10 million, or $0.05 per share, as of September 30, 2004. Additional incremental costs associated with the Voluntary Separation Plan will be recorded in the fourth quarter when the number of employees who voluntarily resigned under the plan will be known. We do not expect the total pre-tax cost of the plan to exceed $25 million.

ITEM 2.06 MATERIAL IMPAIRMENTS.

On October 20, 2004, we concluded that two of our non-utility assets, Minergy Corp.'s Neenah, Wisconsin facility ("Minergy Neenah") and Wisvest Corporation's peaking facility in Chicago, Illinois ("Calumet"), have been impaired. We continue to evaluate the amount of the impairment charges to be recorded in the third quarter, but estimate these charges will total between $0.80 and $0.84 per share.

Minergy Neenah

Minergy Neenah is a waste to energy facility that recycles paper sludge from area paper mills into steam, renewable electricity and glass aggregate. One of Minergy Neenah's key revenue sources is a long-term steam contract with a paper company whereby Minergy Neenah sells steam to the paper company's facility in Neenah. The paper company contacted Minergy Neenah to request a renegotiation of the steam contract to help sustain the long-term viability of the paper company's facility. Given the importance of the long-term steam contract to Minergy Neenah, we believed it was important to maintain the viability of the paper company's facility. In October 2004, we signed an amendment to the steam contract which will reduce estimated steam revenues through 2017. We concluded the asset was impaired. We continue to evaluate the amount of the impairment charge to be recorded in the third quarter, but estimate this charge will total between $0.14 and $0.16 per share.

Calumet

Calumet is a 308 megawatt natural gas-based peaking power plant located in Chicago, Illinois. Calumet operates under the control of PJM Interconnection, L.L.C. ("PJM"), a regional transmission organization that also operates bid based energy and capacity markets. In the third quarter of 2004, we determined that (i) Calumet has significant risk associated with liquidated damages for certain energy sales within the PJM market, (ii) the elimination of the risk is not guaranteed via assumption of the risk by a third party marketer or through the availability of appropriate insurance, and (iii) nonacceptance of, or failure to arrange for, coverage of the risk greatly diminishes the ability to viably sell merchant capacity, which has resulted in a change in the anticipated economics of the facility and the determination of an impairment of the facility. We continue to evaluate the amount of the impairment charge to be recorded in the third quarter, but estimate this charge will total between $0.66 and $0.68 per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WISCONSIN ENERGY CORPORATION
(Registrant)

/s/ STEPHEN P. DICKSON
Date: October 25, 2004	Stephen P. Dickson -- Controller and
Principal Accounting Officer